QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.2

FORM OF
AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION

        Agreement and Plan of Merger and Recapitalization (the "Plan of Merger"), dated as of                , 2004, by and between Worldspan Technologies Merger Company, a Delaware corporation ("WTMC "), and Worldspan Technologies Inc., a Delaware corporation ("WTI " and, after the Effective Time, as defined below, the "Surviving Corporation").

        The parties hereby prescribe the terms and conditions of merger and the mode of carrying the same into effect as follows:

          1.     Merger of WTMC with and into WTI.    At the Effective Time (as such term is defined in Section 7 hereof), WTMC will merge with and into WTI (the "Merger"), and the separate existence of WTMC will cease. WTI will be the Surviving Corporation. As a result of the Merger, all of the assets of WTMC shall be transferred and distributed to WTI, and WTI shall assume all of the liabilities and obligations of WTMC. The Merger is being consummated for the purpose of recapitalizing the outstanding stock of WTI.

          2.     Approval of Merger. The Plan of Merger has been authorized and approved by the Boards of Directors and stockholders of each of WTI and WTMC in accordance with the laws of the State of Delaware by Written Consents thereof dated                , 2004.

          3.     Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Amended and Restated Certificate of Incorporation of WTI as attached hereto as Exhibit A, until thereafter amended as provided therein and by applicable law.

          4.     Directors and Officers. At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of WTI.

          5.     Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Amended and Restated Bylaws of WTI, until thereafter amended as provided therein and by law.

          6.     Shares. At the Effective Time, by virtue of the Merger and without any action on the part of WTI, WTMC or their respective stockholders;

            (i)    each then issued and outstanding share of the capital stock and each share held in the treasury of WTMC shall be cancelled and extinguished, without any conversion thereof, and no shares or other securities or obligations of WTMC or any other entity shall be issued in consideration for the cancellation of the shares of WTMC;

            (ii)   each then authorized, issued and outstanding share, and each share held in the treasury, of Common Stock, par value $0.01 per share, of WTI shall be converted into one (1) share of Common Stock, par value $0.01 per share, in the Surviving Corporation;

            (iii)  each then authorized, issued and outstanding share of Class B Common Stock, par value $0.01 per share, of WTI shall be converted into (a) one (1) share of Common Stock, par value $0.01 per share, in the Surviving Corporation and (b) the right to receive a cash payment of $0.8958366 in accordance with the terms of Section 9 below;

            (iv)  each then issued and outstanding share, and each share held in treasury, of Class C Common Stock, par value $0.01 per share, of WTI shall be cancelled and extinguished, without any conversion thereof, and no shares or other securities or obligations of WTI or any other entity shall be issued in consideration for the cancellation thereof;

            (v)   each then issued and outstanding share of Series A Preferred Stock, par value $0.01 per share, of WTI shall be converted into [(i) [    ] shares1 of Common Stock, par value $0.01 per share, in the Surviving Corporation and (ii)] the right to receive a cash payment in the amount of $[    ]1 per share; and

            (vi)  each share of Series A Preferred Stock, par value $0.01 per share, of WTI held in treasury shall be cancelled and extinguished, without any conversion thereof, and no shares or other securities or obligations of WTI or any other entity shall be issued in consideration of the cancellation thereof.

          7.     Filing, Effective Time. If this Plan of Merger has not been terminated pursuant to Section 8 hereof; (i) the appropriate Certificate of Ownership and Merger (the "Certificate") shall be filed by the parties hereto under Delaware law; and (ii) this Plan of Merger shall become effective upon filing of such Certificate with the Offices of the Secretary of State of the State of Delaware, and such time is referred to herein as the "Effective Time." It is understood that the parties hereto intend that the Effective Time shall occur immediately prior to the consummation of the Initial Public Offering (the "IPO ").

          8.     Termination. This Plan of Merger may be terminated and the Merger abandoned by the Boards of Directors of either of WTMC or WTI at any time prior to the Effective Time.

          9.     Payment of Cash for Class B Common Stock. Any cash payments to be made pursuant to Section 6(iii)(b) hereof shall be made by the Surviving Corporation within 90 days after the Effective Time.

          10.   Tax Treatment. For federal income tax purposes, the Merger is intended to be treated as a "recapitalization" of WTI within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

[Signature Page Follows]

2

        IN WITNESS WHEREOF, the parties hereto have caused this duly approved Agreement and Plan of Merger to be executed by their respective authorized officers as of the    day of            , 2004.

Worldspan Technologies Merger Company

Jeffrey C. Smith President and Secretary

Worldspan Technologies Inc.

Jeffrey C. Smith General Counsel, Secretary and Senior Vice President—Human Resources

1
Each share of Series A Preferred Stock will be valued at its liquidation preference for purposes of determining the amount per share to be received in the merger. The allocation between cash and common stock will be determined by the Pricing Committee of the Board of Directors established in connection with the IPO with each share of Common Stock valued at the price per share of the Common Stock to the public in the IPO less underwriting discounts and commissions.

3

QuickLinks

  Exhibit 2.2
FORM OF AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION